Exhibit 10.65

VCAMPUS CORPORATION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is entered into as of the       day of                  2002, by and among VCampus Corporation, a Delaware corporation (the “Company”), and the purchasers listed on Exhibit A hereto (the “Purchasers”).

WHEREAS, the Company desires to enter into this Agreement with the Purchasers to sell and issue preferred stock and warrants to the Purchasers; and

WHEREAS, the Purchasers desire to enter into this Agreement to acquire preferred stock and warrants of the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement mutually agree as follows:

1.             Authorization and Sale.

1.1          Authorization. The Company has authorized the issuance and sale to the Purchasers of:

(a)                                                        Up to            shares of its Series [F, F-1 or F-2, as the case may be] Convertible Preferred Stock, $0.01 par value per share (the “Series [F, F-1 or F-2] Preferred Stock”), having substantially the rights, preferences, privileges and restrictions set forth in the Certificate of Designations of Series [F, F-1 or F-2]  Convertible Preferred Stock in substantially the form attached hereto as Exhibit B (the “Certificate of Designations”); and

(b)                                                       warrants for the purchase of a number of shares of common stock equal to        % of the number of shares of common stock initially issuable upon conversion of the Series [F, F-1 or F-2]  Preferred Stock purchased hereunder, in substantially the form attached hereto as Exhibit C (the “Warrants”).

1.2          Sale. Subject to the terms and conditions hereof, each Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to such Purchaser, the number of  shares of Series [F, F-1 or F-2]  Preferred Stock at $       per share (the “Shares”) and the number of Warrants to purchase shares of common stock as set forth on Exhibit A attached hereto.   Each share of Series [F, F-1 or F-2]  Preferred Stock shall initially be convertible into           (     ) share(s) of common stock.

2.             Closings; Delivery.

2.1          Closings. The closing of the purchase and sale of the Shares and Warrants under this Agreement shall take place at 2:00 p.m. (Eastern time) on May 9, 2002 at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina, or at such other time and place as the Company and the Purchasers may agree.  Additional Purchasers may enter into this Agreement with the Company’s consent (up to a maximum of             Shares) at additional closings (each closing hereunder, a “Closing”).

2.2          Delivery. At each Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the Shares and the Warrants to be purchased by the Purchasers from the Company at the Closing, dated the date of the Closing, against payment of the purchase price therefor payable as of the date of such Closing by [wire transfer or cancellation of debt, as the case may be].

3.             Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser as follows.

3.1          Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in Virginia and in each other jurisdiction where the nature of its activities and of its properties makes such qualification necessary, except where a failure to do so would not have a material adverse effect on the Company.

3.2          Capitalization. The authorized and outstanding capital of the Company, as of March 31, 2002, consisted of:  1,200,000 shares of Series D Convertible Preferred Stock, $0.01 par value per share, 1,013,809 of which are issued and outstanding; 1,000,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share, 623,339 shares of which are issued and outstanding; 3,000,000 shares of Series E Convertible Preferred Stock, 552,530 of which are issued and outstanding; 3,000,000 shares of Series F Convertible Preferred Stock, 2,642,836 of which are issued and outstanding; 341,587 shares of undesignated and unissued Preferred Stock, $0.01 par value per share; and 36,000,000 shares of common stock, $0.01 par value per share, 14,699,554 of which were issued and outstanding.  Prior to Closing the Company will have filed the Certificate of Designations for the Series [F, F-1 or F-2] Preferred Stock in Delaware authorizing             shares of Series [F, F-1 or F-2] Preferred Stock, none of which will be outstanding prior to Closing.  The Company expects to issue             shares of Series F Preferred Stock,                  shares of Series F-1 Preferred Stock and up to approximately              shares of Series F-2 Preferred Stock on or about the dated of the initial Closing of this Agreement.

All of the outstanding shares of common stock and preferred stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company has duly and validly reserved (i) the Shares for issuance as contemplated hereby, (ii) a sufficient number of shares of common stock for issuance upon conversion of the Shares (the “Conversion Shares”), subject to adjustment pursuant to the terms of the Certificate of Designations, and (iii) a sufficient number of shares of common stock for issuance upon exercise of the Warrants (the “Warrant Shares”).  Except for the conversion rights associated with the Series C, D, E, F,  F-1 and F-2 Preferred

Stock and the rights created under this Agreement and except as disclosed in the reports and documents filed by the Company prior to the date of this Agreement under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “SEC Filings”), there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of any shares of its capital stock.

3.3          Authorization.  All corporate action on the part of the Company and its directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all the Company’s obligations hereunder and thereunder, and the authorization, issuance, sale and delivery of the Shares, Conversion Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) has been taken.  This Agreement, when executed and delivered by the Company and the respective other parties thereto, shall constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules and laws governing specific performance, injunctive relief and other equitable remedies.

3.4          Validity of the Shares.  The Shares and Warrants, when issued pursuant to the terms of this Agreement, and the Conversion Shares and Warrant Shares, when issued pursuant to the terms of the Certificate of Designation and the Warrants, will be validly issued, and fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that such securities will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein and subject to certain other restrictions, including restrictions imposed pursuant to Nasdaq Marketplace Rules, as set forth in the Certificate of Designations and the Warrants.

3.5          Compliance with Other Instruments.  The Company is not in violation of any provisions of its Certificate of Incorporation or its Bylaws as amended, or of any provisions of any material agreement or any judgment, decree or order by which it is bound or any statute, rule or regulation applicable to the Company.  Subject to the compliance with such filings as may be required to be made with the SEC, the National Association of Securities Dealers, Inc. (the “NASD”) and certain state securities commissions, the execution, delivery and performance of this agreement and the issuance and sale of the Shares and Warrants pursuant hereto and, subject to Nasdaq shareholder approval rules, the issuance of the Conversion Shares and the Warrant Shares pursuant to the Certificate of Designations and the Warrants, respectively, will not result in any such violation or be in conflict with or constitute a default under any such provisions or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.6          Governmental Consents.  All consents, approvals, orders or authorization of, or registrations, qualifications, designations, declarations or filings with, any federal or state governmental authority on the part of the Company required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated hereby, have been obtained, except for notices required to be filed with the SEC, the NASD and certain state securities commissions thereafter, which notices will be filed on a timely basis.

3.7          Accuracy of Reports.  The SEC Filings required to be filed by the Company within the year prior to the date of this Agreement under the Securities Exchange Act of 1934 have been duly filed, were in substantial compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.8          Disclosure.  No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4.             Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company as follows:

4.1          Power and Authority. It has the requisite power and authority to enter into this Agreement, to purchase the Securities and to carry out and perform its obligations under the terms of this Agreement.

4.2          Due Execution. This Agreement has been duly authorized, executed and delivered by it, and, upon due execution and delivery by the Company, will be a valid and binding agreement of it, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules and laws governing specific performance, injunctive relief and other equitable remedies.

4.3          Investment Representations.

(a)           Purchaser is a resident of the state indicated on the signature page hereof, is legally competent to execute this Agreement, and:

(i)                                     if Purchaser is an individual, has his or her principal residence in such state and is at least 21 years of age; or

(ii)                                  if Purchaser is a corporation, partnership, trust or other form of business organization, has its principal office in such state; or

(iii)                               if Purchaser is a corporation, partnership, trust or other form of business organization, Purchaser has not been organized for the specific purpose of acquiring the Securities.

(b)           The Purchaser has read this Agreement carefully and, to the extent believed necessary, has discussed the representations, warranties and agreements and the applicable limitations upon the Purchaser’s resale of the Securities with counsel.

(c)           The Purchaser understands that no federal or state agency has made any finding or determination regarding the fairness of this offering, or any recommendation or endorsement of this offering.

(d)           The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Act.

Entities that are accredited investors under Rule 501 include, among others, certain banks, savings and loan associations, registered securities broker-dealers, insurance companies, registered investment companies and trusts.  Individuals that are accredited investors under Rule 501 include, among others, any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1 million; or who had income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

(e)           The Purchaser has had access to and has read copies of the Company’s SEC Filings and has had an adequate opportunity to ask questions of and receive answers from the Company regarding these documents and to obtain such other information as the Purchaser desires in order to evaluate an investment in the Securities.

(f)            The Purchaser is financially able to bear the economic risk of this investment, including the ability to afford holding the Securities for an indefinite period, or to afford a complete loss of its investment.

(g)           The Purchaser is purchasing the Securities for the Purchaser’s own account, with the intention of holding the Securities for investment purposes and not for the purpose of reselling or otherwise participating, directly or indirectly, in a distribution of the Securities, and shall not make any sale, transfer or other disposition of any portion of the Securities purchased hereby without registration under the Act and any applicable securities act of any state or unless an exemption from registration is available under such acts.

(h)             The Purchaser understands that an investment in the Securities is a highly illiquid investment, and that, the Purchaser will have to bear the economic risk of the investment indefinitely (or at least until such shares may become registered as provided under this Agreement) because the shares of common stock underlying the Securities have not been registered under the Act and the Securities are being issued pursuant to a private placement exemption under Regulation D, on the grounds that no public offering is involved.  Therefore, the Securities and the shares of common stock issuable in connection therewith cannot be offered, sold, transferred, pledged or hypothecated to any person, unless either they are subsequently registered under the Act and applicable state securities laws or an exemption from registration is available and the Purchaser obtains a favorable opinion of the Company’s counsel to that effect.

(i)  Prior to registration of the Shares by the Company pursuant to the Registration Rights Agreement referenced in Section 5.6 hereof, the Purchaser understands that the provisions of Rule 144 promulgated under the Act are not available for at least one (1) year to permit resale of the Securities or the shares of common stock underlying the Securities, and there can be no assurance that the conditions necessary to permit routine sales of such securities under Rule 144 will ever be satisfied, and, if Rule 144 should become available, routine sales made in reliance on its provisions could be made only in limited amounts and in accordance with the terms and conditions of the Rule.  The Purchaser further understands that in connection with sales for which Rule 144 is not available, compliance with some other registration exemption will be required, which may not be available.

(j)  The Purchaser understands and agrees that stop transfer instructions will be given to the Company’s transfer agent or the officer in charge of its stock records and noted on the appropriate records of the Company to the effect that the Securities and the shares of common stock issuable upon exercise or conversion thereof may not be transferred out of the Purchaser’s name unless either such securities become registered under the Act or it is established to the satisfaction of counsel for the Company that an exemption from the registration provisions of the Act and applicable state securities laws is available therefore.  The Purchaser further agrees that there will be placed on the certificates for the Securities and the underlying common stock, or any substitutions therefore, a legend stating in substance as follows, that the Purchaser understands and agrees that the Company may refuse to permit the transfer of the stock out of its name and that the stock must be held indefinitely in the absence of compliance with the terms of such legend.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE CORPORATION) REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY BE MADE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND REGULATIONS.

The Purchaser agrees to indemnify the Company, its directors, officers and employees, and to hold them harmless from and against any and all liability, damages, costs or expenses, including reasonable attorney fees, on account of or arising out of (i) any inaccuracy in the Purchaser’s representations and warranties hereinabove set forth; (ii) the disposition of any Securities or common stock which it will receive, contrary to its foregoing representations and warranties; and (iii) any action, suit or proceeding based upon either the claim that the Purchaser’s representations or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company, its directors, officers or employees, or the disposition of any portion of the Securities or common stock.

4.4          Government Consents. No consent, approval or authorization of, or designation, declaration or filing with, any state, federal or foreign governmental authority on the part of such Purchaser because of any special characteristic of such Purchaser is required in connection with the valid execution and delivery of this Agreement by such Purchaser or the consummation by such Purchaser of the transactions contemplated hereby; provided, however, that such Purchaser makes no representations as to compliance with applicable state securities laws.

5.             Conditions to the Purchaser’s Obligations at the Closing. The obligations of a Purchaser to purchase the Securities at the Closing are subject to the fulfillment on or before such Closing of each of the following conditions:

5.1          Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing.

5.2          Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or before the Closing.

5.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required prior to and in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

5.4          Legal Investment. At the time of the Closing, the purchase of the Securities by the Purchaser hereunder shall be legally permitted by all laws and regulations to which it or the Company is subject.

5.5          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

5.6          Registration Rights Agreement.  The Company shall have executed and delivered a Registration Rights Agreement to the Purchaser, in substantially the form attached hereto as Exhibit D, granting registration rights with respect to the Conversion Shares and the Warrant Shares.

6.             Conditions to the Company’s Obligations at the Closing. The obligations of the Company to issue and sell Securities at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1          Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing.

6.2          Performance. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by them on or before the Closing.

6.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required prior to and in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

6.4          Legal Investment. At the time of the Closing, the purchase of the Securities by the Purchasers hereunder shall be legally permitted by all laws and regulations to which it or the Company is subject.

7.             Miscellaneous.

7.1          Entire Agreement; Effectiveness. This Agreement and the documents referred to herein constitute the entire agreement among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2          Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

7.3          Counterparts; Facsimiles.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile transmission of a signature page hereto shall constitute execution hereof.

7.4          Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5          Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid, or sent by confirmed telecopy, addressed (a) if  the Company, at:

VCampus Corporation

1850 Centennial Park Drive, Suite 200

Reston, Virginia  20191

Attention:  Chief Financial Officer

With a copy to:

Kevin A. Prakke, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina  27607-7506

or at such other address as the Company shall have furnished to a Purchaser in writing, and (b) if to a Purchaser, at its address on the books and records of the Company.

7.6          Attorneys’ Fees.  Should any litigation or arbitration be commenced between the parties hereto concerning this Agreement, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys’ fees and costs in such litigation or arbitration, which fees and costs shall be determined by the court or arbitrator, as the case may be.

7.7          Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the Closing.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties made by the Company hereunder as of the date of such certificate or instrument.

7.8          Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.9          Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to the Company or a Purchaser or any subsequent holder of any Securities upon any breach, default or noncompliance of a Purchaser, any subsequent holder of any Securities or the Company under this Agreement, the Certificate of Designations or the Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or a Purchaser of any breach, default or noncompliance under this Agreement, the Certificate of Designations or the Warrant or any waiver on the Company’s or a Purchaser’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, the Certificate of Designations or the Warrants, by law, or otherwise afforded to the Company and the Purchasers, shall be cumulative and not alternative.

7.10        Information Confidential.   Each Purchaser acknowledges that this Agreement and all attachments hereto are confidential and for such Purchaser’s use only, and it will refrain from using such information and any Company confidential information obtained by it pursuant to this Agreement (collectively, “Confidential Information”) or reproducing, disclosing or disseminating Confidential Information to any other person (other than its employees, affiliates, agents or partners having a need to know the contents of such information and its attorneys), except in connection with the enforcement of rights under this Agreement, unless the Company has made such information available to the public generally or it is required by a governmental body to disclose such information.

7.11        Amendments and Waivers.  Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Purchaser to be bound, or persons holding a majority of the Securities, on an as-converted to or exercised for common stock basis.  Any amendment or waiver effected in accordance with this Section shall be binding upon the Purchaser and each transferee of the Securities.

7.12        Expenses.  The Company and each Purchaser shall be responsible for its own costs and expenses, including “due diligence” investigation and attorneys’ fees and expenses, incurred in connection with the preparation, execution and delivery of this Agreement and other related documentation.

Next Page is Signature Page.

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.

COMPANY:	VCAMPUS CORPORATION

Daniel J. Neal,
Chief Executive Officer

PURCHASER:

By:

Name:

Title:

EXHIBIT A

SCHEDULE OF PURCHASERS

	Purchasers	Amount Invested	Series [F, F-1 or F-2] Shares	Common Stock Initially Issuable Upon Conversion	Warrants

Totals:

EXHIBIT B

SERIES [F, F-1 or F-2] CERTIFICATE OF DESIGNATIONS

EXHIBIT C

FORM OF WARRANT

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT